UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2022

First Wave BioPharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FWBI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 29, 2022, First Wave BioPharma, Inc., a Delaware corporation (“the Company”), entered into a binding term sheet (the “Term Sheet”) with Fortis Advisors LLC, the hired representative (in such capacity, the “Representative”) of the former stockholders of First Wave Bio, Inc. (“FWB”), which is intended to settle the previously disclosed complaint filed by the Representative against the Company in the Court of Chancery in the State of Delaware (the “FWB Action”) and to restructure the Company’s obligations to the former FWB shareholders.

Under the Term Sheet, the Company agreed to pay the former stockholders of FWB $1.5 million in cash on the date of the Term Sheet (the “Upfront Payment”). The Company also agreed to pay the former stockholders of FWB an additional $1.0 million in cash no later than September 29, 2022 (the “Second Payment”) and to pay the former stockholders of FWB an additional $2.0 million on the earlier of November 30, 2022 and the completion by the Company of one or more qualifying equity offerings (collectively with the Upfront Payment and the Second Payment, the “Payments”).

Under the Term Sheet, the former stockholders of FWB are entitled to receive future cash payments conditioned on the achievement of certain development milestones for adrulipase and to a percentage of any consideration received by the Company in the event of a license or sale of adrulipase, subject to a cap. The former stockholders of FWB are also entitled receive a percentage of the consideration received by the Company in the event of a license or sale of niclosamide and will retain their existing milestone payment rights with respect to niclosamide. In the event that the consideration received by the Company in connection with the sale or license of adrulipase or niclosamide consists of securities or other non-cash consideration, the Representative will have the right to elect either to receive payment for the former stockholders of FWB in such form of consideration or to cause the licensee or acquirer to assume the obligations described in this paragraph.

In the event of a “Company Sale” (as defined in the Term Sheet), the former stockholders of FWB are entitled to receive a pro rata share of the total consideration received by the Company or its stockholders up to $4.0 million (plus any unpaid Payments whether or not then due) based on a formula set forth in the Term Sheet. Additionally, in the event of a “Company Sale”, if any of the milestone payments described in the preceding paragraph have not yet occurred or been paid, the obligations of the Company to make such payments upon the subsequent occurrence of such milestone events will survive the “Company Sale” and will be assumed by any successor, acquirer or surviving company in such “Company Sale”. In certain circumstances, the former stockholders of FWB have the right to treat a “Company Sale” as a sale of ardulipase or niclosamide, as applicable, and to treat the Company Sale as a sale of the related asset and the former stockholders of FWB are to receive the consideration with respect thereto described in the preceding paragraph.

In the Term Sheet, the Representative has agreed to stay the FWB Action for a period of 90 days and to eliminate the Company’s obligation to pay a portion of any offering proceeds to the former stockholders of FWB. In addition, the Company’s obligation to use commercially reasonable efforts to develop niclosamide will be deferred for a period of 24 months from the date of the Term Sheet. Effective upon the payment of the Second Payment, the Representative has agreed to dismiss the FWB Action with prejudice and to extinguish the approximately $12.5 million of fixed payment obligations currently owed to the former FWB shareholders.

In the Term Sheet the Company and the Representative have also agreed to enter into a formal settlement agreement embodying the terms described above and containing mutual releases and other customary terms that will become effective upon the payment of the Second Payment. In addition, certain related parties of Fortis will agree to vote their shares of Company common stock for a reverse stock split intended to enable the Company to comply with Nasdaq’s minimum $1.00 bid price requirement.

The foregoing description of the Term Sheet is a summary only, does not purport to be complete and is qualified in its entirely by reference to the full text of the Term Sheet filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Form of Term Sheet, by and between the Representative and the Company, dated July 29, 2022. †
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Certain portions of this exhibit, that are not material and would likely cause competitive harm to the registrant if publicly disclosed, have been redacted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Wave BioPharma, Inc.

July 29, 2022	By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	Chief Executive Officer